EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Travelzoo Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑121076 and No. 333-119700) on Form S-3 and on Form S-8 (No. 333-116093, 333-173175, and 333-182934) of Travelzoo, Inc. and subsidiaries (Travelzoo) of our report dated March 11, 2016, with respect to the consolidated balance sheets of Travelzoo as of December 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10‑K of Travelzoo.

/s/ KPMG LLP
Santa Clara, California
March 15, 2017